Exhibit 99(a)
FOR IMMEDIATE RELEASE
ASTRAZENECA LICENSES REGENERON’S
VELOCIMMUNE®
TECHNOLOGY FOR DISCOVERING HUMAN MONOCLONAL
ANTIBODIES
AstraZeneca Is First Licensee of Novel VelocImmune Technology
License Fees Total up to $120 Million Over Six Years
Tarrytown, NY — (February 5, 2007) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today it has entered into a non-exclusive license agreement that will allow AstraZeneca (LSE: AZN, NYSE: AZN) to utilize Regeneron’s VelocImmune® technology in its internal research programs to discover human monoclonal antibodies. AstraZeneca will conduct the work at Cambridge Antibody Technology (CAT) in the UK as part of its recently stated aim of building a biopharmaceutical capability.
AstraZeneca will pay $20 million upfront and will make up to five additional annual payments of $20 million, subject to the ability to terminate the agreement after making the first three additional payments. Upon commercialization of any antibody products discovered utilizing VelocImmune, AstraZeneca will pay to Regeneron a mid-single-digit royalty on product sales.
“VelocImmune is the centerpiece of Regeneron’s suite of technologies for the discovery and development of fully human antibodies,” said George D. Yancopoulos, M.D., Ph.D., President of Regeneron Research Laboratories and Regeneron’s Chief Scientific Officer. “We are pleased that AstraZeneca, a company with a clear strategic commitment to developing therapeutic antibodies, has selected the VelocImmune platform for its internal development program.”
“AstraZeneca is committed to becoming a leader in the area of biologicals and VelocImmune is an important part of our strategy to succeed in this field,” said Jan Lundberg, Ph.D., Executive VP Global Discovery Research.
Alex Duncan, Ph.D., CAT’s SVP Drug Discovery, commented, “This combination of CAT’s display technologies and the VelocImmune platform will provide enormous potential for creating antibody therapeutics.”
VelocImmune and Regeneron’s Discovery Platforms
Regeneron’s VelocImmune technology offers the potential to increase dramatically the speed and efficiency of discovering fully-human, therapeutic monoclonal antibodies. The VelocImmune platform generates fully human monoclonal antibodies (hMAbs) to address clinically relevant targets of therapeutic interest. The VelocImmune mouse, unlike other hMAb mice, mounts a robust immune response that is virtually indistinguishable from that of a wild type mouse, resulting in a reliable and efficient platform for discovering fully human monoclonal antibodies.
Regeneron has developed and validated a suite of inter-related technology platforms — VelociGene®, VeliciMouse®, and VelocImmune — that the Company believes can accelerate its therapeutic drug discovery programs and improve its ability to discover new hMAb product candidates through VelocImmune. These discovery platforms are designed to identify specific genes of therapeutic interest for a particular disease or cell type and validate targets through high-throughput production of mammalian models. VelociGene uses a proprietary process to create genetic modifications in a mouse in a precise and high-throughput manner and was recently selected by the National Institutes of Health for use in its Knockout Mouse Project. VelociGene allows Regeneron to produce mouse embryonic stem (ES) cells rapidly for elucidating the function of the altered genes. VelociMouse allows Regeneron scientists to generate mammalian models directly from ES cells without the need for chimeras or breeding. VelocImmune provides antibodies that address the targets identified in the mammalian models that can be developed as potential therapeutics.
About AstraZeneca
AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the world’s leading pharmaceutical companies with healthcare sales of $26.47 billion and leading positions in sales of gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4 Good Index.
About Cambridge Antibody Technology
Cambridge Antibody Technology (CAT) is a biopharmaceutical company using its capabilities and technologies in the discovery and development of new and innovative antibody medicines in selected therapeutic areas to bring improvements to seriously ill patients’ lives. CAT is a leader in the discovery and development of human therapeutic antibodies and has an advanced proprietary platform technology for rapidly isolating human monoclonal antibodies using phage display and ribosome display systems. CAT has extensive phage antibody libraries, currently incorporating more than 100 billion distinct antibodies. These libraries form the basis for the Company’s strategy to develop a portfolio of antibody-based drugs. CAT is part of the AstraZeneca group of companies. CAT employs around 300 people and is based near Cambridge, UK and in Palo Alto, USA. For more information: www.cambridgeantibody.com
About Regeneron Pharmaceuticals, Inc.
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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•	Regeneron Contacts:

•	Media:

•	Lauren Tortorete, Tel: 212 845 5609

•	ltortorete@biosector2.com

•	Investor Relations:

•	Charles Poole, Tel: 914 345 7640 charles.poole@regeneron.com

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